Exhibit 21.1

SUBSIDIARIES OF J.B. HUNT TRANSPORT SERVICES, INC.

(A) J.B. Hunt Transport, Inc., a Georgia corporation

(B) L.A., Inc., an Arkansas corporation

(C) J.B. Hunt Corp., a Delaware corporation

(D) J.B. Hunt Logistics, Inc., an Arkansas corporation

(E) Hunt Mexicana, S.A. de C.V., a Mexican corporation

(F) FIS, Inc., a Nevada corporation

(G) J.B. Hunt Mexico, S.C., a Mexican partnership